AMENDMENT NO. 11 TO MANAGEMENT AGREEMENT



         This Amendment No. 11 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1,
2005 and April 30, 2005 (the "Agreement"), by and between Met Investors Series Trust and Met Investors Advisory Corp. (now know as Met Investors Advisory LLC) (the "Manager"), is entered into effective the 1st day of July, 2005.

         WHEREAS the Agreement provides for the Manager to provide certain services to the Trust for which the Manager is to receive agreed upon fees; and

     WHEREAS the Manager and the Trust desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Trust hereby agree that the Agreement is amended as follows:

     1. The Oppenheimer Capital Appreciation Portfolio section of Schedule A of the Agreement hereby is amended in whole to read as follows:




Portfolio                                                    Percentage of average daily net assets
---------                                                    --------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------

Oppenheimer Capital Appreciation Portfolio                   0.65% of the first  $150  million  of such  assets  plus
                                                             0.625%  of such  assets  over  $150  million  up to $300
                                                             million  plus 0.60% of such assets over $300  million up
                                                             to $500  million  plus  0.55% of such  assets  over $500
                                                             million.  Commencing  July 1,  2005,  when  the  average
                                                             monthly net assets of the  Portfolio are in excess of $1
                                                             billion,  a  discount  of 2.5%  will  apply to the total
                                                             advisory fees paid by the Portfolio for that month
------------------------------------------------------------ ---------------------------------------------------------


     2. All other terms and conditions of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of July, 2005.

                                          MET INVESTORS SERIES TRUST


                                           By:______________________
                                                Name:  Elizabeth M. Forget
                                                Title: President



                                           MET INVESTORS ADVISORY LLC


                                           By:_______________________
                                                Name:  Elizabeth M. Forget
                                                Title: President